Exhibit 99.1

August 21, 2007

AJS BANCORP, INC.
ANNOUNCES STOCK REPURCHASE PROGRAM

Midlothian, Illinois, AJS Bancorp, Inc. (OTCBB; AJSB.OB), the holding company for A.J. Smith Federal Savings Bank, announced today that its Board of Directors has authorized the Company to increase the current stock repurchase program by 50,000 shares.  The Company had previously authorized a repurchase of 267,000 shares of which 241,473 shares have already been repurchased.  The repurchases generally would be effected through open market purchases, although the Company does not rule out the possibility of unsolicited negotiated transactions or other types of repurchases.

At June 30, 2007, the Company reported total assets of $262.7 million and stockholders' equity of $28.7 million.

Contact:	Lyn G. Rupich
President/Chief Operating Officer
708-687-7400